                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934

Filed by the Registrant /X/
Filed by a Party other than the Registrant / /

Check the appropriate box:

/ / Preliminary Proxy Statement
/ / Confidential, for Use of the Commission Only
    (as permitted by Rule 14a-6(e)(2))
/X/ Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Under Rule 14a-12

                              RAIT INVESTMENT TRUST
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/ No fee required
/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1) Title of each class of securities to which transaction applies:

   -----------------------------------------------------------------------------
2) Aggregate number of securities to which transaction applies:

   -----------------------------------------------------------------------------
3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

   -----------------------------------------------------------------------------
4) Proposed maximum aggregate value of transaction:

   -----------------------------------------------------------------------------
5) Total fee paid:

   -----------------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

1) Amount Previously Paid:

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2) Form, Schedule or Registration Statement No.:

   -----------------------------------------------------------------------------
3) Filing Party:

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

                              RAIT INVESTMENT TRUST
                               1818 Market Street
                                   28th Floor
                             Philadelphia, PA 19103

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                 June 11, 2001


To the Shareholders of RAIT INVESTMENT TRUST:


         Notice is hereby given that the annual meeting of shareholders of RAIT INVESTMENT TRUST, a Maryland real estate investment trust (the "Company"), will be held at 1818 Market Street, 28th Floor, Philadelphia, Pennsylvania, on Wednesday, July 11, 2001, at 10:00 A.M., Philadelphia time for the following purposes:

         1. To re-elect each of the trustees to serve until the next annual meeting of shareholders in 2002.

         2. To ratify the selection of Grant Thornton LLP as independent certified public accountants for the Company for the fiscal year ending December 31, 2001.

         3. To transact such other business as may properly be brought before the meeting and any adjournments thereof.

         Only shareholders of record on the books of the Company at the close of business on June 4, 2001 will be entitled to notice of and to vote at the meeting or any adjournments thereof. A list of shareholders entitled to vote at the meeting will be available for inspection at the offices of the Company at 1818 Market Street, 28th Floor Philadelphia, Pennsylvania 19103. The stock transfer books will not be closed.

         SHAREHOLDERS CAN HELP AVOID THE NECESSITY AND EXPENSE OF SENDING FOLLOW-UP LETTERS TO ASSURE A QUORUM BY PROMPTLY RETURNING THE ENCLOSED PROXY. THE ENCLOSED ADDRESSED ENVELOPE REQUIRES NO POSTAGE AND YOU MAY REVOKE YOUR PROXY AT ANY TIME PRIOR TO ITS USE.


                                               By order of the Board of Trustees
                                                    Jonathan Z. Cohen, Secretary
                                                                   June 11, 2001

                              RAIT INVESTMENT TRUST
              1818 Market Street, 28th Floor Philadelphia, PA 19103

                              ---------------------

                                 PROXY STATEMENT
                         ANNUAL MEETING OF SHAREHOLDERS

                                     GENERAL


Introduction

         The annual meeting of shareholders of RAIT Investment Trust (the "Company") will be held on Wednesday, July 11, 2001, at 10:00 A.M., Philadelphia time, at 1818 Market Street, 28th Floor, Philadelphia, Pennsylvania 19103 for the purposes set forth in the accompanying notice. Only shareholders of record at the close of business on June 4, 2001 will be entitled to notice of and to vote at such meeting.

         This statement is furnished in connection with the solicitation by the Board of Trustees of the Company (the "Board of Trustees") of proxies from holders of the Company's common shares of beneficial interest ("Common Shares") to be used at such meeting, and at any and all adjournments thereof. Proxies in the accompanying form, properly executed and duly returned to the Company, and not revoked, will be voted at the meeting and any and all adjournments thereof.

         This proxy statement and the accompanying form of proxy will be sent on or about June 11, 2001 to shareholders of record as of June 4, 2001.


Revocation of Proxy

         If a proxy in the accompanying form is executed and returned, it may nevertheless be revoked at any time prior to its exercise by giving written notice of revocation to the Secretary of the Company at its Philadelphia address stated herein, by submitting a later dated proxy or by attending the meeting and voting in person.


Expenses and Manner of Solicitation

         The cost of soliciting proxies, which is not expected to exceed $15,000, will be borne by the Company. Proxies may be solicited by trustees, officers and regular employees of the Company either personally, by letter or by telephone. Such trustees, officers and employees will not be specifically compensated for soliciting such proxies. The Company expects to reimburse banks, brokers, and other persons for their reasonable out-of-pocket expenses in handling proxy materials for beneficial owners of the Company's Common Shares.

                              VOTING AT THE MEETING

         The Company has an authorized capitalization of 225,000,000 shares of beneficial interest, consisting of 200,000,000 Common Shares, par value $.01 per share, and 25,000,000 preferred shares of beneficial interest, par value $1.00 per share ("Preferred Shares"). Of such authorized capitalization, 9,110,701 Common Shares were outstanding as of April 30, 2001. At the annual meeting, only those holders of Common Shares at the close of business on the record date will be entitled to vote. Each holder is entitled to one vote per share on each matter of business properly brought before the meeting.

         The presence in person or by proxy of holders of the Company's outstanding Common Shares representing not less than a majority of the outstanding Common Shares will constitute a quorum. The affirmative vote in person or by proxy of a majority of the outstanding Common Shares will be necessary for the election of trustees, the ratification of Grant Thornton LLP as independent certified public accountants and all other business properly brought before the meeting.

         Abstentions may be specified on the election of each of the nominated trustees and on any other properly presented business. Common Shares abstaining from the election of any of the nominated trustees or any other proposal will be considered present and entitled to vote for purposes of determining the existence of a quorum.

         Since the affirmative vote of holders of Common Shares entitled to cast a majority of all the votes entitled to be cast is necessary for the election of trustees, and the approval of the appointment of independent certified public accountants, abstentions with respect to any proposal, including broker non-votes, will have the same effect as a vote "against" the proposal. Any proxy not specifying to the contrary will be voted FOR: (1) the election of the specified trustees and (2) the ratification of the selection of Grant Thornton LLP as independent certified public accountants for the Company for the fiscal year ending December 31, 2001.

         A failure by brokers to vote shares held by them in nominee name will mean that such shares will not be counted for the purposes of establishing a quorum and will not be voted. If a broker does not receive voting instructions from the beneficial owner of shares on a particular matter and indicates on the proxy delivered with respect to such shares that it does not have discretionary authority to vote on that matter, those shares will be considered as present and entitled to vote with respect to that matter, but will not be counted in the number of votes cast "for" or "against" the matter.


                          SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth the number and percentage of Common Shares owned, as of April 30, 2001, by (a) each person who, to the knowledge of the Company, is the beneficial owner of 5% or more of the outstanding Common Shares, (b) each of the Company's present trustees, (c) each of the Company's present executive officers, and (d) all of the Company's present executive officers and trustees as a group. This information is reported in accordance with the beneficial ownership rules of the Securities and Exchange Commission under which a person is deemed to be the beneficial owner of a security if that person has or shares voting power or investment power with respect to such security or has the right to acquire such ownership within 60 days. Common Shares issuable pursuant to options or warrants are deemed to be outstanding for purposes of computing the percentage of the person or group holding such options or warrants but are not deemed to be outstanding for purposes of computing the percentage of any other person. Unless otherwise indicated in footnotes to the table, each person listed has sole voting and dispositive power with respect to the securities owned by such person.

                                                                         Common Shares
                                                                   --------------------------
                                                                     Amount and Nature of             Percent of
                                                                     Beneficial Ownership                Class
                                                                   --------------------------         ------------
Beneficial Owner
Trustees:(1)
     Betsy Z. Cohen..............................................          341,273(2)                    3.7%
     Jonathan Z. Cohen...........................................           18,063(3)(4)                   *
     Joel R. Mesznik.............................................            8,500(3)                      *
     Daniel Promislo.............................................            6,500(3)                      *
     Edward S. Brown.............................................            5,000(5)                      *
     S. Peter Albert.............................................            5,000                         *
Executive Officers:(1)
     Scott F. Schaeffer .........................................           33,751(6)                      *
     Jay R. Cohen................................................           83,288(7)                      *
     Ellen J. DiStefano..........................................           44,724(8)                      *

All trustees and executive officers as a group (9 persons).......          546,099                       6.0%

Other owners of 5% or more of outstanding Common Shares: (9)
     Resource America, Inc. ("RAI")..............................        1,205,937                      13.2%

-------------
*Less than 1%

(1) The address for each trustee and executive officer is 1818 Market Street, 28th Floor, Philadelphia, PA 19103

(2) Includes 100 shares directly held by Mrs. Cohen; 2,848 shares held in the Company's Cash and Deferred Savings Plan (the "401(k) Plan") for the benefit of Mrs. Cohen; 26,852 shares held by an individual retirement account ("IRA") for the benefit of Mrs. Cohen; 66,801 shares held as trustee of a charitable foundation; 32,659 shares held in an IRA account for the benefit of Mrs. Cohen's spouse, Edward E. Cohen; and 212,013 shares issuable upon exercise of options granted under the 1997 Stock Option Plan. Excludes shares held by Resource America, Inc., of which Edward E. Cohen is Chairman and Chief Executive Officer.

(3) Includes 5,500 shares issuable upon exercise of options granted under the 1997 Stock Option Plan.

(4) Includes 12,000 shares held directly by Mr. Cohen and 563 shares held in a 401(k) account for his benefit.

(5) Includes 5,000 shares issuable upon exercise of options granted under the 1997 Stock Option Plan.

(6) Includes 7,500 shares directly held by Mr. Schaeffer, 1,251 shares held in a 401 (k) account for the benefit of Mr. Schaeffer, and 25,000 shares issuable upon exercise of options granted under the 1997 Stock Option Plan.

(7) Includes 3,208 shares held in an IRA account for the benefit of Mr. Cohen; 17,000 shares held jointly by Mr. Cohen and his spouse; 7,341 shares held in an IRA account for the benefit of Mr. Cohen's spouse; 4,180 shares held in Mr. Cohen's 401(k) account; and 51,559 shares issuable upon exercise of options granted under the 1997 Stock Option Plan.

(8) Includes 1,000 shares held by Mrs. DiStefano jointly with her spouse; 1,000 shares held in an IRA account for the benefit of Mrs. DiStefano, 1,000 shares held in an IRA account for the benefit of Mrs. DiStefano's spouse, 2,633 shares held in a 401(k) account for the benefit of Mrs. DiStefano; and 39,091 shares issuable upon exercise of options granted under the 1997 Stock Option Plan.

(9) The address for Resource America, Inc. is 1521 Locust Street, Philadelphia, Pennsylvania 19102.

                        PROPOSAL 1. ELECTION OF TRUSTEES


Trustees

         The By-Laws of the Company provide that the number of trustees shall be fixed by resolution of the Board of Trustees, provided that there shall be a minimum of three and a maximum of nine trustees. During fiscal 1998, the Board of trustees fixed the number of trustees at six. All trustees are elected for a term of one year or until their successors are elected and qualified. The Nominating Committee of the Board of Trustees has renominated Mrs. Cohen and Messrs. Albert, Brown, Cohen, Mesznik and Promislo for re-election at the 2001 annual meeting for a term to expire at the 2002 annual meeting or until their successors are elected or appointed. Each Trustee began his or her service in 1997 except Mr. Brown who began in 1999 and Mr. Albert who began in 2000.

         It is the intention of the persons named in the enclosed proxy, in the absence of a contrary direction, to vote for the re-election of all of the current trustees. Should any of the nominees become unable or refuse to accept nomination or election as a trustee, it is intended that the persons named as proxies will vote for the election of such other person as the Nominating Committee of the Board of Trustees may recommend. The Board of Trustees knows of no reason why any of the nominees might be unable or refuse to accept nomination or election.

         Information is set forth below regarding the principal occupation of each nominee. There are no family relationships among the nominees except that Jonathan Z. Cohen, who is currently a trustee and Secretary of the Company, is the son of Betsy Z. Cohen, Chairman of the Board of Trustees and Chief Executive Officer of the Company. Additionally, Jay R. Cohen, Executive Vice President of the Company, is a cousin of Mrs. Cohen.

Names of Trustees, Principal Occupations and Other Information

         Betsy Z. Cohen, 59, Chairman and Chief Executive Officer and trustee of the Company. Mrs. Cohen has been the Chief Executive Officer of The Bancorp.com, Inc. (an internet bank) since July 2000. Mrs. Cohen served as a Director of Hudson United Bancorp (a bank holding company) the successor to JeffBanks, Inc. from December 1999 until July 2000 and as the Chairman of the Jefferson Bank Division of Hudson United Bank (Hudson United Bancorp's banking subsidiary) from December 1999 through March 2000. Prior to the merger of JeffBanks, Inc. with Hudson United Bancorp in December 1999, Mrs. Cohen had been Chairman and Chief Executive Officer of JeffBanks, Inc. since its inception in 1981 and also served as Chairman and Chief Executive Officer of each of its subsidiaries, Jefferson Bank, which she founded in 1974, and Jefferson Bank New Jersey, which she founded in 1987. From 1985 until 1993, Mrs. Cohen was a director of First Union Corp. of Virginia (bank holding company) and its predecessor, Dominion Bankshares, Inc. In 1969, Mrs. Cohen co-founded a commercial law firm and served as a Senior Partner until 1984. Mrs. Cohen is also a director of Aetna, Inc. (an insurance company), The Maine Merchant Bank, LLC and is a trustee of Corporate Office Properties Trust.

         Jonathan Z. Cohen, 31, Secretary and trustee of the Company. Mr. Cohen has served as an officer of Resource America, Inc. (the sponsor of the Company) since December 1997, most recently as Executive Vice President, and since 1998 he has also served as Vice Chairman of its subsidiary, Atlas America, Inc. See "Certain Relationships and Related Party Transactions." Mr. Cohen is also the Chairman of The Richardson Group, Inc., a sales consulting company. Previously, from 1994, he was the Chief Executive Officer of Blue Guitar Films (a feature film production company which he founded).

         Joel R. Mesznik, 55, a trustee of the Company. Mr. Mesznik has been President of Mesco Ltd. (a corporate financial advisory firm) since 1990. From 1976 to 1990, Mr. Mesznik was affiliated with Drexel Burnham Lambert, Inc. including, from 1976 to 1987, serving as head of its Public Finance Department. Mr. Mesznik is the general partner of several private real estate limited partnerships.

         Daniel Promislo, 68, a trustee of the Company. Mr. Promislo has been Managing Director (from 1996 to date) and past partner (from 1977 to 1994) of Wolf, Block, Schorr and Solis-Cohen (a Philadelphia law firm). Since 1991, he also has been President and a director of Historical Documents Co. and Historic Souvenir Co. (souvenir manufacturers). From 1994 to date, he has served as a director, and from 1996 to October 1997 was the Chairman of the Board of Directors, of WHYY, Inc. (the principal public television station in the Philadelphia metropolitan area).

         Edward S. Brown, 60, a trustee of the Company. Mr. Brown has been President of The Edward S. Brown Group (a real estate development company) since 1985.

         S. Peter Albert, 61, a trustee of the Company. Mr. Albert has been Vice-Chairman of The Bancorp.com (an internet bank) since September 2000. From December 1999 through September 2000, Mr. Albert served as Senior Vice President of Hudson United Bancorp and as the Vice-Chairman of the Jefferson Bank Division of Hudson United Bank, following the acquisition by Hudson United Bancorp of JeffBanks, Inc., of which Mr. Albert had been the Vice-Chairman since 1996. Mr. Albert was an Executive Vice President of NFL Films (a film production company) from 1991 to 1994.

Non-Trustee Executive Officers

         Scott F. Schaeffer, 38, was elected in September 2000 to serve as President and Chief Operating Officer. Mr. Schaeffer served as the Vice Chairman of the Board of Resource America, Inc. from 1998 to 2000, the Executive Vice President of Resource America, Inc. from 1997 to 1998, and the Senior Vice President of Resource America, Inc. from 1995 to 1997. Mr. Schaeffer also served as President of Resource Properties, Inc. (a wholly owned subsidiary of Resource America, Inc.) from 1992 to 2000. Mr. Schaeffer remains a director of Resource America.

         Jay R. Cohen, 60, was elected in October 1997 to serve as Executive Vice President of the Company. From 1995 through September 1997, Mr. Cohen was Executive Vice President and treasurer of CRIIMI MAE, Inc., Rockville, Maryland, a Real Estate Investment Trust ("REIT") investing in mortgage loans. Prior thereto, from 1983, Mr. Cohen served in various executive capacities with predecessor REITs to CRIIMI MAE, including service as Executive Vice President and Treasurer of CRI Insured Mortgage Association, Inc., CRI Liquidating REIT, Inc. and Capital Housing and Mortgage Partners, Inc. During such period, Mr. Cohen also served as President of Crico Mortgage Company, Inc., a manager of REITs and master limited partnerships. Subsequent to Mr. Cohen becoming Executive Vice President of the Company, CRIIMI MAE filed a petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code on October 5, 1998.

         Ellen J. DiStefano, 35, a certified public accountant, was elected in October 1997 to serve as Chief Financial Officer of the Company and also has served as Vice President of the Company since December 1998. From 1992 to August 1997, Ms. DiStefano was Chief Financial Officer of Brandywine Construction & Management, Inc., a Philadelphia, Pennsylvania based national manager and developer of commercial, multifamily residential, office and hotel properties. See "Certain Relationships and Related Party Transactions."

Trustee Compensation

         Each independent trustee of the Company was paid a retainer of $10,000 during fiscal 2000. Each independent trustee was also paid $1,000 for each meeting of the Board of Trustees that he attended in person and $500 for each committee meeting attended in person. Independent trustees were also paid an additional $500 for each meeting of a committee that they attended in person and for which they presided as chairman. Mr. Jonathan Z. Cohen was also paid $30,769 for his services as Secretary of the Company. A total of $63,167 was paid to the independent trustees during fiscal 2000 for attendance at Board and committee meetings.

Section 16(a) Beneficial Ownership Reporting Compliance

         Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers, trustees, and persons who own more than ten percent of a registered class of the Company's equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission and to furnish the Company with copies of all such reports.

         Based solely on its review of the reports received by it, or representations from certain reporting persons that no filings were required for those persons, the Company believes that, during fiscal 2000, its officers, trustees and greater than ten percent shareholders complied with all applicable filing requirements, except that Mr. Schaeffer filed one late Form 4 with respect to the grant of options to him.

Compensation Committee Interlocks and Insider Participation

         The Compensation Committee of the Board of Trustees (the "Compensation Committee"), consisting of Mrs. Cohen and Messrs. Promislo, Brown and Mesznik, makes determinations regarding the compensation of the Company's executive officers. None of the Committee members besides Mrs. Cohen is an employee or former employee, of the Company. No executive officer of the Company was a director or compensation committee member of an entity, any of whose executive officers served on the Company's Board or Compensation Committee.

Information Concerning the Board of Trustees and Certain Committees

         The Board of Trustees held a total of six meetings during fiscal 2000. Each of the trustees attended all meetings of the Board and all meetings of committees on which they served during fiscal 2000. Standing committees of the Board of Trustees are the Audit Committee, Compensation Committee, Investment Committee and Nominating Committee.

Audit Committee

         The Audit Committee reviews the scope and effectiveness of audits by the independent accountants, selects and recommends to the Board of Trustees the engagement of independent accountants and reviews the adequacy of the Company's internal controls. The Committee had two meetings during fiscal 2000. Members of the Committee are Messrs. Brown, Promislo and Mesznik.

         The Audit Committee has adopted a charter, which is attached to this Proxy Statement as Appendix A.

         The Company's Common Stock is listed on the American Stock Exchange and is governed by the listing standards applicable thereto. All members of the Audit Committee of the Board of Trustees have been determined to be "independent directors" pursuant to American Stock Exchange rules.

         In connection with the preparation and filing of the Company's Annual Report on Form 10-K for the year ended December 31, 2000:

(1) the Audit Committee reviewed and discussed the audited financial statements with the Company's management;

(2) the Audit Committee discussed with the Company's independent accountants the matters required to be discussed by SAS 61;

(3) the Audit Committee received and reviewed the written disclosures and the letter from the Company's independent accountants required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed with the Company's independent accountants any relationships that may impact their objectivity and independence and satisfied itself as to the accountants' independence; and

 (4) based on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in the 2000 Annual Report on Form 10-K.

by:  The Audit Committee of the Board of Trustees

                  Edward S. Brown                Daniel Promislo
                  Joel Mesznik


Audit Fees and Related Matters

         Audit Fees. The Company was billed $55,000 for the audit of the Company's annual financial statements for the year ended December 31, 2000 and for the review of the financial statements included in the Company's Quarterly Reports on Form 10-Q filed during 2000.

         Financial Information Systems Design Implementation Fees. The Company's principal accountants did not provide, and did not receive any fees for, the professional services described in Paragraph (c)(4)(ii) of Rule 2-01 of the SEC's Regulation S-X (in general, information technology services) during the year ended December 31, 2000.

         All Other Fees. The Company was billed $20,935 for non-audit services (other than the non-audit services described above) rendered by the Company's principal accountant during the year ended December 31, 2000.

         Other Matters. The Audit Committee of the Board of Trustees has considered whether the provision of information technology services (no such services were provided during the year ended December 31,2000) and other non-audit services is compatible with maintaining the independence of the Company's principal accountant.

         Of the time expended by the Company's principal accountant to audit the Company's financial statements for the year ended December 31, 2000, less than 50% of such time involved work performed by persons other than the principal accountant's full-time, permanent employees.

Compensation Committee

The Compensation Committee establishes and monitors compensation levels for officers of the Company and administers the 1997 Stock Option Plan. The Committee held one meeting during fiscal 2000. Members of the committee are Mrs. Cohen and Messrs. Brown, Mesznik and Promislo. Mrs. Cohen abstains from voting on, and is not present during Committee discussions of, her compensation.

Investment Committee

         The Investment Committee reviews all current management investment practices and evaluates and monitors all existing and proposed Company investments. The Committee held six meetings during fiscal 2000. All of the trustees are members of the Investment Committee.

Nominating Committee

The Nominating Committee recommends persons for nomination as trustees of the Company. The Committee met once during fiscal 2000. The Committee will consider nominees recommended by security holders for the 2002 annual meeting if submitted in writing to the Secretary of the Company prior to March 13, 2002. Members of the committee are Mrs. Cohen and Messrs. Brown and Mesznik.

Executive Officer Compensation

         The following tables set forth certain information concerning the compensation paid or accrued by the Company during each of the last three fiscal years to the Company's Chief Executive Officer and each of the Company's other most highly compensated executive officers whose aggregate salary and bonus exceeded $100,000.

                                                                                                      Long-Term Compensation(1)
                                                              Annual Compensation                               Awards
                                                   -------------------------------------------   -----------------------------------
                                                                                                      Securities           All
                                                                                                      Underlying          Other
                                                    Year          Salary ($)        Bonus ($)        Options (#)(2)        ($)(3)
                                                   ------         ----------        ---------        --------------        ------
Betsy Z. Cohen                                      2000            350,000           100,000                 -            7,630
  Chairman & Chief Executive Officer                1999            300,000           100,000            50,000              500
                                                    1998            262,500            50,000           261,526              433

Scott F. Schaeffer (4)                              2000             46,154                 -            75,000                -
  President & Chief Operating Officer               1999                  -                 -                 -                -
                                                    1998                  -                 -                 -                -

Jay J. Eisner (5)                                   2000            106,044                 -                 -            7,875
  President and Chief Operating Officer             1999            200,000           100,000            40,000            2,500
                                                    1998            162,500            50,000            87,175            2,500

Jay R.Cohen                                         2000            201,857           100,000                 -            7,875
  Executive Vice President                          1999            204.200            35,000            20,000            2,500
                                                    1998            200,000            25,000            58,117            2,500

Ellen J. DiStefano                                  2000            169,976            40,000                 -            7,875
  Vice President, Chief Financial Officer and       1999            154,300            25,000            20,000            2,500
  Assistant Secretary                               1998            127,500            20,000            40,682            2,500


(1) Except for the 1997 Stock Option Plan and 401(k) Plan reported elsewhere in this table, the Company does not have long-term incentive plans or pension or profit sharing plans.

(2) Reflects shares awarded under the 1997 Stock Option Plan, none of which have been exercised to date.

(3)  All amounts are matching payments made by the Company under the 401(k)
     Plan.

(4) Scott F. Schaeffer was elected on September 27, 2000. Salary reported based on annual salary rate of $200,000 for 2000.

(5)  Jay J. Eisner resigned on April 7, 2000.

Option Grants and Exercises in Last Fiscal Year and Year-end Option Values

         The following table sets forth the number of options granted during fiscal 2000 to the executive officers listed in the Summary Compensation Table.

                                                                    Individual Grants                             Grant Date Value
                              ------------------------------------------------------------------------------    --------------------
                                    Number of                % of Total
                                  Common Shares          Options Granted to         Exercise
                                   Underlying                Employees              or Base      Expiration           Grant Date
Name                             Options Granted              In 1999                Price         Date(1)         Present Value(2)
----                          ---------------------     --------------------     -------------  ------------      ------------------
Scott F. Schaeffer                   75,000                    88.2%                $11.65        11/1/10            $  325,500


------------
(1) Options for 25,000 Common Shares were exercisable immediately, options for 25,000 Common Shares will become exercisable on December 31, 2002 and options for 25,000 Common Shares will become exercisable on December 31, 2003. The options will terminate on November 1, 2010. The options all terminate upon the earlier to occur of ten years from the date of grant or termination of employment, except termination due to death, permanent disability or retirement.

(2) Grant date present value has been calculated using the Black-Scholes option pricing model.


         There were no option exercises by Trustees or executive officers during fiscal 2000. The following table sets forth the number of unexercised options and the value thereof on December 31, 2000, held by the executive officers listed in the Summary Compensation Table.

                 Aggregated Option Exercises In Last Fiscal Year
                        and Fiscal Year-End Option Values

                                                                                                     Value of
                                                                             Number of             Unexcercised
                                                                            Unexercised            In-the-Money
                                                                            Options at              Options at
                                     Shares                                 FY-End (#)              FY-End ($)
                                  Acquired on            Value             Exercisable/            Exercisable/
Name                              Exercise (#)        Realized ($)         Unexercisable           Unexercisable
----                             -------------        ------------        ---------------         ---------------
Betsy Z. Cohen .........               0                   0              212,013/99,513           99,883/99,883
Scott F. Schaeffer ......              0                   0               25,000/50,000           16,750/33,500
Jay R. Cohen ............              0                   0               51,559/26,559           29,174/29,174
Ellen J. DiStefano......               0                   0               39.091/21,591           25,132/25,132


(1) Value is calculated by subtracting the total exercise price from the fair market value of the securities underlying the options at December 31, 2000 ($12.32 per share).

Employment Agreements

         The Company has an employment agreement with Betsy Z. Cohen, its Chairman and Chief Executive Officer. The agreement with Mrs. Cohen provides that she will devote only such time to the Company as is reasonably required to fulfill her duties. Under the agreement, Mrs. Cohen receives base compensation of $350,000 per year, which may be increased by the Compensation Committee based upon its evaluation of Mrs. Cohen's performance. Mrs. Cohen is also eligible for bonuses as determined by the Compensation Committee. The agreement has a term of one year that is automatically extended so that, on any day that the agreement is in effect, it will have a then current term of one year. The automatic extensions cease upon notice by the Company of its election to terminate the agreement at the end of the one-year period then in effect or upon 90 days notice by Mrs. Cohen after the initial one-year term. The agreement terminates upon Mrs. Cohen's death and may be terminated by the Company for cause (material and willful misconduct, conduct that would result in material injury to the reputation of the Company or continued deliberate negligent performance or non-performance of duties) or disability of Mrs. Cohen for more than an aggregate of 180 days during any 365-day period. The agreement may be terminated by Mrs. Cohen upon 45 days notice for "good reason" (generally, relocation of the Company out of the Philadelphia area, a change in control of the Company, a substantial change in Mrs. Cohen's duties, the Company's failure to continue coverage under benefit plans or a material breach of the agreement by the Company), subject to a 30-day cure period. In the event of a termination other than for cause, Mrs. Cohen (or her estate) will receive a lump sum benefit equal to her "average compensation." As used in the agreement, "average compensation" means the average of Mrs. Cohen's compensation (including the annualized current year's compensation) in the three most highly compensated years during the previous five years, except that if she has been employed for less than three years, it means the highest annual compensation received during the period. In addition, upon termination, all options to acquire Common Shares held by Mrs. Cohen vest on the later of the effective date of termination or six months after the options were granted.

Certain Relationships and Related Party Transactions

         In the ordinary course of its business operations, the Company has ongoing relationships with several related entities, primarily Resource America, Inc. ("RAI") and Brandywine Construction & Management Inc. ("Brandywine"). RAI, which was the sponsor of the Company, currently owns 13.2% of the outstanding Common Shares. RAI has the right to nominate one person for election to the Board of Trustees until such time as its ownership of outstanding Common Shares is less than 5%. Currently, Jonathan Z. Cohen is serving as RAI's nominee. Mr. Cohen is an Executive Vice President of RAI and the son of Betsy Z. Cohen, the Chairman and Chief Executive Officer of the Company. Edward E. Cohen, who is the Chairman, Chief Executive Officer, President as well as a director and principal shareholder of RAI, is the husband of Mrs. Cohen and the father of Jonathan Z. Cohen. Scott F. Schaeffer, President and Chief Operating Officer of the Company, is a director of RAI.

During 2000 the Company engaged in the following transactions with RAI:

         In May 2000, the Company purchased an interest held by RAI that is junior to one of the Company's existing loans for $1.8 million (face value plus accrued interest).

         In June 2000, the Company received a payment of $300,000 for the termination of the Company's appreciation interest in one of the participations sold to the Company by RAI.

         In September 2000, the Company and RAI executed an agreement of purchase and sale relating to two subordinate loans held by RAI in the original principal amounts of $18.3 million and $4.9 million. The purchase price for the loans is $20.0 million plus an amount equal to the amortization on the senior financing on the property from September 30, 2000 until the closing of the transaction. In January 2001, the purchase agreement was amended to provide for an interest abatement period on the $18.3 million loan, which bears interest at 12%, from October 1, 2000 to March 30, 2001 (the then anticipated closing date). As a result of this transaction, management does not believe that any additional interest will be paid under this loan. The Company completed this transaction on March 30, 2001.

         Subsequent to year end, the Company sold its entire interest in two loans to RAI for an aggregate purchase price of $21.6 million which was the book value of the interests.

Transactions with Other Affiliates:

         Brandywine, an affiliate of RAI, provided real estate management services to two properties owned by the Company and 13 properties underlying the Company's loans at December 31, 2000. Management fees in the amount of $471,000 were paid to Brandywine for the year ended December 31, 2000 relating to the properties owned by the Company.

         The Company placed a portion of its temporary excess cash and restricted cash in short-term money market instruments with The Bancorp.com, Inc., whose Chief Executive Officer is Mrs. Cohen and whose Chairman is Mrs. Cohen's son, D. Gideon Cohen. As of December 31, 2000, the Company had approximately $5.5 million on deposit, of which approximately $5.4 million is over the FDIC insurance limit.

         The Company placed a portion of its temporary excess cash and restricted cash in short-term money market instruments with Hudson United Bancorp, as successor in interest to JeffBanks, Inc. Mrs. Cohen was a director of Hudson United Bancorp until July 2000 and the Chairman of the Jefferson Bank Division of Hudson United Bank (Hudson United Bancorp's banking subsidiary) until March 2000. As of December 31, 2000 the Company had approximately $1.7 million in deposits at Hudson United Bancorp, of which approximately $1.6 million was over the FDIC insurance limit.

         In 1999, the Company originated a loan in the amount of $950,000 to a partnership in which Mrs. Cohen's son, D. Gideon Cohen, who is also the Chairman of The Bancorp.com and a director of RAI, is a partner. The loan yields 15.0% and is secured by the partnership interests in the partnership that owns the underlying properties. The loan is current in all respects.

Performance Graph

         The following graph compares the change in the cumulative total return on the Common Shares of the Company for the year ended December 31, 2000 with the performance of the S&P 500 Index and the National Association of Real Estate Investment Trusts (NAREIT) Mortgage REIT Index. and the NAREIT Hybrid REIT Index. The Company's shares are traded on the American Stock Exchange under the symbol "RAS".

                      COMPARISON OF CUMULATIVE TOTAL RETURN
                          AMONG RAIT INVESTMENT TRUST,
                THE S&P 500 INDEX, THE NAREIT MORTGAGE REIT INDEX
                        AND THE NAREIT HYBRID REIT INDEX*

   ____________________________________________________________________________________________
160


140--------------------------------------------------------------------------------------------
                                                                                              @ 33.78
                                                                                              % 26.37
120--------------------------------------------------------------------------------------------

                                                                                              + 11.61
100 % 100--------------------------------------------------------------------------------------

                                                                                              #  90.9
 80--------------------------------------------------------------------------------------------


 60--------------------------------------------------------------------------------------------


 40--------------------------------------------------------------------------------------------


 20--------------------------------------------------------------------------------------------


  0____________________________________________________________________________________________

1/1/99                                                                                        12/31/00

@ RAIT Investment Trust   % NAREIT Equity REIT Index   + NAREIT Hybrid REIT Index   # S&P 500 Index

* Assumes $100 was invested on January 1, 1999 in the Company's Common Shares or in the indicated index and that cash dividends were reinvested as received.

Compensation Committee Report on Executive Compensation

         The Company's compensation policies are established to compensate and reward executives for their contribution to the success of the Company and to provide appropriate compensation packages to attract, motivate and retain talented executives.

         The executive compensation program is designed to reward performance that is directly relevant to the Company's short-term and long-term success and goals and, as such, is structured with three components: base salary, annual bonuses and long-term incentives.

Base Salary

         Base salaries for executive officers are determined in part relative to pay practices in other real estate asset management businesses and REIT's, as well as by the Committee's assessment of individual performance relative to responsibilities and objectives for each executive. Base salaries are not intended to compensate individuals for extraordinary performance or for above average Company performance.

Bonus Plan

         Executives are eligible to receive annual bonuses, which are generally based on the overall Company performance during the preceding year and the individual's specific contribution to that performance. The Company does not have a defined bonus pool and allocation of the amount available for annual bonus payments is at the discretion of the Committee. No formula performance measures have been established for determining the amount of bonus awards; however, the Committee considers individual contribution to the overall performance of the Company and performance relative to expectations. During 2000, the Committee awarded $240,000 in bonuses.

Long-Term Incentives

         General. Long-term incentives are designed to focus executives on the long-term goals and performance of the Company and to provide a reward directly tied to shareholder return; the performance of the Common Shares. The particular plans are intended to encourage the participants to strive to achieve the long-term success of the Company and to remain with the Company in order to fully benefit from the plans.

         Stock Options. Stock options are issued periodically to key employees at an exercise price of no less than the then current market price of the Common Shares, have a ten-year life and vest over a period of up to four years. Allocation of available options is at the discretion of the Committee and is determined by potential contribution to, or impact upon, the overall performance of the Company by the executive. Stock options are also issued periodically to trustees. These options may have similar terms as those issued to officers or may vest immediately.

         Savings Plan. The 401(k) Plan offers eligible employees the opportunity to make long-term investments on a regular basis through salary contributions, which are supplemented by matching Company contributions in the form of Common Shares. During fiscal 2000, the Company matched employee contributions 75% in Common Shares. While participation in this plan is at the discretion of the qualified employee, the intent was, and remains, to reward all employees, including executives, based on the long-term success of the Company as measured by the return to shareholders.

Chief Executive Officer Compensation

         In evaluating the performance and setting the total compensation package for Betsy Z. Cohen, the Committee met without Mrs. Cohen being present. The Committee noted that Mrs. Cohen is employed pursuant to the agreement described in "Employment Agreements" contained elsewhere in the proxy statement of which this report is a part. Such agreement provides for a base salary of $350,000. In 2000, the Committee determined to not increase Mrs. Cohen's base salary but to award Mrs. Cohen a bonus of $100,000. In making such determination, the Committee viewed the Company's ability to increase revenues as well as sustain the level of dividends and funds from operations ("FFO"), without significantly increasing general and administrative expenses as a percentage of both net income and equity or increasing the level of recourse leverage beyond $20 million. The Committee believes that the efforts of Mrs. Cohen were a principal reason that the Company was able to produce such results.

         This report has been provided by the Compensation Committee of the Board of Trustees of RAIT Investment Trust. Mrs. Cohen did not participate in the preparation of the paragraph of this Compensation Committee Report entitled "Chief Executive Officer Compensation."


                  Betsy Z. Cohen                  Daniel Promislo
                  Edward S. Brown                 Joel R. Mesznik


                     PROPOSAL 2. RATIFICATION OF ACCOUNTANTS

         The Board of Trustees recommends that the shareholders ratify the selection of Grant Thornton LLP, independent certified public accountants, to audit the financial statements of the Company for the fiscal year ending December 31, 2001. Grant Thornton LLP will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

                                  OTHER MATTERS

         As of the date of this proxy statement, the Board of Trustees does not intend to present and has not been informed that any other person intends to present any other matters for action at the annual meeting. However, if other matters do properly come before the meeting, it is the intention of the persons named as proxies to vote upon them in accordance with their best judgment.

         Except as herein above stated, all shares represented by valid proxies received will be voted in accordance with the provisions of the proxy.

                      ANNUAL REPORT AND REPORT ON FORM 10-K

         The Company's 2001 Annual Report to Shareholders, including the financial statements and management's discussion and analysis of financial condition and results of operations for the year ended December 31, 2000, will be sent to shareholders of record as of June 4, 2001 with this proxy statement. Shareholders of record as of June 4, 2001, and beneficial owners of the Common Shares on that date, may obtain from the Company, without charge, a copy of the Company's most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission, exclusive of the exhibits thereto, by a request therefor in writing. Such requests should be directed to the Company, at its Philadelphia address stated herein, and to the attention of the Secretary. Beneficial owners shall include in their written requests a good faith representation that they were beneficial owners of the Common Shares on June 4, 2001.

                              SHAREHOLDER PROPOSALS

         Under rules promulgated by the Securities and Exchange Commission, holders of Common Shares who desire to submit proposals for inclusion in the proxy statement of the Company to be utilized in connection with the 2002 annual meeting of shareholders, subject to compliance with the eligibility standards specified in such rules, must submit such proposals to the Secretary of the Company no later than March 13, 2002. In addition, the proxy for the 2002 annual meeting of shareholders may confer discretionary authority to vote on any matters brought before that meeting where the Company has not received notice of the matter on or before March 13, 2002.

                                             By order of the Board of Trustees
                                             Jonathan Z. Cohen
                                             May __, 2001

                             Audit Committee Charter

         The Audit Committee (the "Committee") of the Board of Trustees (the "Board") of RAIT Investment Trust (the "Company"), will have the oversight responsibility, authority and specific duties as described below.

A.       Purpose

         The primary function of the Committee is to assist the Board in fulfilling its oversight responsibilities by reviewing: (i) the financial information to be provided to shareholders and the Securities and Exchange Commission, (ii) the Company's systems of internal controls established by management, and (iii) the Company's auditing, accounting and financial reporting process generally.

         The Committee's primary duties and responsibilities are to:

         1. Provide an open avenue of communication among the independent accountants, financial and senior management, the internal audit staff and the Board;

         2. Review and appraise the audit efforts of the Company's independent accountants and internal auditing staff; and

         3. Serve as an independent and objective party to monitor the Company's financial reporting process and internal control system.

         The Committee will carry out the activities set forth in Section D below in order to fulfill these duties and responsibilities.

B.       Composition

         The Committee will be comprised of three or more trustees as determined by the Board. The members of the Committee will meet the independence and experience requirements of the American Stock Exchange ("AMEX") and each member will only be responsible for reviewing financial statements to the extent of his capacity to understand such financial statements in accordance with the AMEX requirements. The members of the Committee will be elected annually by the Board and will be listed in the annual report to shareholders. Unless a Chair is elected by the full Board, the members of the Committee may designate a Chair by majority vote of the full Committee.

C.       Meetings

         The Committee shall meet at least four times annually, or more frequently as circumstances dictate. The Committee should meet at least annually with the Company's management, the director of internal audit and the independent accountants in separate executive sessions to discuss any matters that the Committee or each of these groups believes should be discussed privately. In addition, the Committee or its Chair should meet with the independent accountants and management quarterly to review the Corporation's financials consistent with Section D(2)(d) below. D. Duties

         1. General

            a. Review and update this Charter as necessary but at least annually.

            b. Report Committee actions and recommendations to the Board.

            c. Conduct or authorize investigations into any matters within the Committee's scope of responsibilities. The Committee shall be empowered to retain independent counsel, accountants or others to assist it in the conduct of any investigation.

         2. Independent Accountants

            a. Recommend the selection, retention or termination of the Company's independent accountants and the fees and other compensation to be paid to the independent accountants. The Committee should nominate the independent accountant to be proposed for shareholder approval in the annual proxy statement. The Committee should stress to the independent accountants their ultimate accountability to the Board and the Committee, as representatives of the shareholders.

            b. Inquire as to the independence of the independent accountants and obtain from them, at least annually, a formal written statement describing all relationships between the independent accountants and the Company as contemplated by Independence Standards Board Standard No.1, Independence Discussions with Audit Committees.

            c. Review the scope and general extent of the independent accountants' annual audit. The Committee's review should include an explanation of the factors considered by the independent accountants in determining the audit scope, including major risk factors and a requirement that the independent accountants inform the Committee at any time that they make significant changes to their original audit plan.

            d. Have a predetermined arrangement with the independent accountants that they will advise the Committee through its Chair and management of the Company of any matters identified through procedures followed for interim quarterly financial statements, and that such notification is to be made prior to the related press release or, if not practical, prior to filing Forms 10-Q. Also receive a written confirmation from the independent accountants at the end of each of the first three quarters of the year that they have nothing to report to the Committee, if that is the case, or the written enumeration of required reporting issues.

         3. Internal Audit

            a. Review the scope of the internal audit work plan for the year and receive a summary report of major findings by the internal auditors and how management is addressing the report.

            b. Review and concur in the appointment and replacement of the senior internal audit executive.

         4. Financial Statements/Internal Controls

            a. Review with the Company's management, internal audit and independent accountants the Company's accounting and financial reporting controls. Obtain annually in writing from the independent accountants their letter as to the adequacy of such controls.

            b. Review with the Company's management, internal audit and independent accountants significant accounting and reporting principles, practices and procedures applied by the Company in preparing its financial statements. Discuss with the independent accountants their judgments about the quality of the Company's accounting principles and financial disclosure practices used or proposed to be adopted by the Company.

            c. Review annual financial statements with management and the independent accountants to determine that the independent accountants are satisfied with the disclosure and content of the financial statements, including the nature and extent of any significant changes in accounting principles, and recommend to the Board that the audited financial statement be included in the Company's annual report on Form 10-K.

         5. Ethical and Legal Compliance

            a. Meet with the Company's legal counsel to review any legal matters that may have a significant impact on the Company's overall financials.

            b. Review the Company's policies and compliance therewith regarding ethics and business conduct.

                              RAIT INVESTMENT TRUST

                                      PROXY

                 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD
                      OF TRUSTEES OF RAIT INVESTMENT TRUST


         The undersigned hereby appoints Betsy Z. Cohen and Ellen J. DiStefano, and each of them, as and for his proxies, each with the power to appoint such proxy's substitute, and hereby authorizes them, or any of them, to vote all of the Common Shares of Beneficial Interest of RAIT Investment Trust held of record by the undersigned on June 4, 2001 at the Annual Meeting of Shareholders of RAIT Investment Trust, to be held Wednesday, July 11, 2001 and at any and all adjournments, postponements or continuations thereof as set forth on the reverse side hereof.

                  (continued and to be signed on reverse side)


         I plan to attend the meeting

         Yes / /   No / /

1. ELECTION OF TRUSTEES

The nominees for election are Betsy Z. Cohen, Jonathan Z. Cohen, Edward S. Brown, Joel R. Mesznik, Daniel Promislo and S. Peter Albert.

/ / FOR all the nominees  / / Withhold Authority       To withhold
    listed above              to vote for all          authority to vote
    (except as marked         nominees listed above    for any individual
    to the contrary                                    nominee, write that
    at the right)                                      nominee's name in
                                                       the space provided below.

                                                       _________________________

                                                       _________________________


2. PROPOSAL TO RATIFY THE SELECTION OF GRANT THORNTON LLP AS INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS FOR 2001 FISCAL YEAR

             / / FOR Approval  / / AGAINST Approval  / / ABSTAIN

3. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY BE BROUGHT BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.

This proxy, when properly executed, will be voted in the manner described herein by the undersigned. If no direction is made, this proxy will be voted FOR all nominees listed and FOR ratification of Grant Thornton LLP as independent public auditors for the Company for fiscal 2001.


                                                 ______________________________
                                                 Signature of Shareholder


                                                 ______________________________
                                                 Signature if held jointly


                                                 Dated:___________________, 2001

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.


NOTE: Please sign exactly as your name appears on this proxy card. When joint tenants hold shares, both should sign. When signing as an attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.